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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25                  SEC FILE NUMBER

                           NOTIFICATION OF LATE FILING             811-10091
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                                                                  CUSIP NUMBER

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
(Check One):  [ ]Form 10K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [X] Form N-SAR

                For Period Ended: December 31, 2001
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                [ ]  Transition Report on Form 10-K
                [ ]  Transition Report on Form 20-F
                [ ]  Transition Report on Form 11-K
                [ ]  Transition Report on Form 10-Q
                [X]  Transition Report on Form N-SAR
                For the Transition Period Ended: _______________________________

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  Read Instructions (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

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PART I - REGISTRATION INFORMATION

           CTB Securities Trust Fund
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Full name of Registrant

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Former Name if Applicable

           22939 Hawthorne Boulevard
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Address of Principal Executive Office (Street and Number)

           Torrance, California  90505
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |  (a)     The reasons described in reasonable detail in Part III of this
     |          form could not be eliminated without unreasonable effort or
     |          expense;
     |  (b)     The subject annual report, semi-annual report, transition report
     |          on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
[X]  |          thereof, will be filed on or before the fifteenth calendar day
     |          following the prescribed due date; or the subject quarterly
     |          report of transition report on Form 10-Q, or portion thereof
     |          will be filed on or before the fifth calendar day following the
     |          prescribed due date; and
     |  (c)     The accountant's statement or other exhibit required by Rule
     |          12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.

Due to the level of disclosure required in the Fund's financial statements, the work required to gather, summarize and review the additional information to ensure a complete and accurate filing has taken more time than anticipated. As a result, the Fund was unable to file its Form N-SAR on time without unreasonable effort and expense. The Fund expects to file its Form N-SAR on or before March 15, 2002.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Yu-Ching Lau           (310)                 791-8009
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              Name            (Area Code)         (Telephone Number)

(2) Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                [X] Yes [ ] No

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(3)     It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes [X] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            CTB SECURITIES TRUST FUND
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   March 1, 2002                       By /s/ Henry Peng
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                                              President




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